Exhibit 10

Execution Copy

PURCHASE AND SALE AGREEMENT

between

IMPERIAL SUGAR COMPANY

a Texas corporation,

Imperial Sweetener Distributors, Inc.

a Texas corporation,

Fort Bend Utilities

a Texas corporation,

Imperial-Savannah LP

a Delaware limited partnership,

as Sellers

and

CHEROKEE SUGAR LAND, L.P.

a Delaware limited partnership

as Purchaser

Dated: April 19, 2005

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8.6	Cooperation Regarding Special District	13

ARTICLE 9 CLOSING		13
9.1	Closing Date.	13
9.2	Sellers’ Deposit of Documents	14
9.3	Title Policy	14
9.4	Purchaser’s Deposit of Documents and Funds	14
9.5	Default, Termination and Remedies.	15
9.6	Prorations	16

ARTICLE 10 DAMAGE, DESTRUCTION AND CONDEMNATION		17

ARTICLE 11 GENERAL		18
11.1	Notices	18
11.2	Entire Agreement	19
11.3	Amendments and Waivers	19
11.4	Invalidity of Provision	19
11.5	References	19
11.6	Governing Law	19
11.7	Confidentiality and Publicity	19
11.8	Time	20
11.9	Attorneys’ Fees	20
11.10	Assignment	20
11.11	Further Assurances	20
11.12	No Third Party Beneficiaries	20
11.13	Remedies Cumulative	20
11.14	Commissions, Indemnity	21
11.15	Counterparts	21

EXHIBITS:

EXHIBIT A LAND DESCRIPTION
EXHIBIT B ENVIRONMENTAL INDEMNITY

ANNEXES:

ANNEX A ESCROW AGREEMENT
ANNEX B ENTRY AGREEMENT

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made as of April 19, 2005 (the “Effective Date”) between IMPERIAL SUGAR COMPANY, a Texas corporation, IMPERIAL SWEETENER DISTRIBUTORS, INC., a Texas corporation, FORT BEND UTILITIES, a Texas corporation, and IMPERIAL-SAVANNAH LP, a Delaware limited partnership (each a “Seller” and collectively, the “Sellers”), and CHEROKEE SUGAR LAND, L.P., a Delaware limited partnership (the “Purchaser”).

ARTICLE 1

AGREEMENT OF SALE

Subject to and on the terms and conditions of this Agreement, Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, all of the following (collectively, the “Property”):

1.1 Land. The real property bordering U.S. Highway 90A, Sugar Land, Texas, consisting of Parcels A through E more particularly described in Exhibit A attached hereto, together with (a) all privileges, rights, easements and appurtenances belonging to such real property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the real property, (b) all development rights, air rights, water and water rights relating to the real property, and (c) all right, title and interest of Sellers in and to any streets, alleys, passages, other easements and other rights-of-way or appurtenances included in, adjacent to or used in connection with such real property, all subject to the encumbrances set forth in Exhibit A and only to the extent that Sellers actually have an interest in such real property (collectively, the “Land”).

1.2 Improvements. Any and all buildings, structures, systems, facilities, fixtures, fences and parking areas located on the Land (collectively, the “Improvements”).

1.3 Personal Property. Any and all machinery, equipment and other personal property located on the Land or Improvements at the time of Closing (the “Personal Property”), it being understood and agreed that (i) Sellers shall have the right to remove certain personal property from the Property prior to Closing as provided in Section 8.5 hereof, and (ii) Sellers may, at their expense, remove such other personal property from the Land or Improvements prior to Closing as Sellers may elect in their discretion.

1.4 Other Assets. To the extent assignable, all of Sellers’ right, title and interest, if any, in and to (a) all assignable warranties upon the Improvements, (b) all plans, specifications, engineering drawings and prints relating to the construction of the Improvements (the “Plans”), and (c) any governmental permits and licenses pertaining to the ownership or occupancy of the Property.

ARTICLE 2

PURCHASE PRICE

2.1 Amount. The purchase price (“Purchase Price”) for the Property shall be Seven Million Dollars ($7,000,000).

2.2 Deposit. Within five (5) business days after execution hereof, Purchaser shall deposit into escrow with Houston Title Company (hereinafter referred to as the “Title Company”) the sum of $250,000.00 as an earnest money deposit (the “Deposit”). The Title Company shall keep and release the Deposit as set forth in the Escrow Agreement, attached hereto as Annex A. The Deposit shall be held in an interest-bearing account with interest accruing to be added to and become a part of the Deposit and which shall be applied against the Purchase Price at the Closing. In the event of Purchaser’s written termination of this Agreement prior to the end of the Due Diligence Period, the Title Company shall immediately return the Deposit and any interest accrued thereon to Purchaser based solely upon Purchaser’s unilateral instruction (and notwithstanding any contrary instruction from Sellers), and the parties shall have no further liability to each other except as otherwise provided herein. Notwithstanding the foregoing, if Purchaser decides to terminate this Agreement, Purchaser shall give Sellers ten (10) days written notice of such decision before seeking repayment of the Deposit. In the event of Purchaser’s Default (as defined below), the Deposit shall be disbursed in accordance with Section 9.5.4.

2.3 Independent Consideration. The sum of One Hundred Dollars ($100.00) (the “Independent Consideration”) out of the Deposit is independent of any other consideration provided hereunder, shall be fully earned by Sellers upon the Effective Date hereof, and is not refundable to Purchaser under any circumstances. Accordingly, if this Agreement is terminated for any reason by either party, the Independent Consideration shall be paid by the Title Company to Sellers.

2.4 Payment. Purchaser shall pay the Purchase Price to Sellers through escrow at the Closing by wire transfer or other delivery of immediately available funds.

ARTICLE 3

DUE DILIGENCE

3.1 Due Diligence Period

3.1.1 Initial Due Diligence Period. The parties agree that there shall be an initial due diligence period of sixty (60) days, which shall commence on the date of this Agreement. During the initial sixty (60) day due diligence period, Purchaser intends to negotiate with the State of Texas regarding the possible acquisition by Purchaser of the 640-acre tract of land adjacent to the Property that is commonly known as “Tract III.”

3.1.2 Additional Due Diligence Period. The initial due diligence period shall be immediately followed by an additional due diligence period terminating one hundred fifty (150) days after the termination of the initial due diligence period. For purposes of this Agreement, the initial due diligence period and the additional due diligence period shall be collectively referred to as the “Due Diligence Period.” Purchaser shall have the entire

Due Diligence Period in which to examine, inspect and investigate the Property and, in Purchaser’s sole and absolute judgment and discretion, to determine whether the Property is acceptable to Purchaser.

3.2 Inspection and Access. Purchaser acknowledges that it is Purchaser’s responsibility to inspect and investigate the physical and environmental condition of the Property and to determine whether the Property is suitable for its purposes. During the Due Diligence Period and in accordance with the terms of the Entry Agreement attached hereto as Annex B, Purchaser shall have reasonable access to the Property for the purpose of conducting due diligence. Such due diligence review may include architectural, engineering, geotechnical and environmental inspections and tests, including intrusive but non-destructive inspection and sampling, and any other inspections, studies or tests reasonably required by Purchaser, pursuant to the terms set forth below. Purchaser’s right of inspection shall include the right of Purchaser’s contractors and representatives to enter the Property and take samples, make soil tests, and otherwise investigate the Property at Purchaser’s request. Furthermore, Purchaser shall be provided access to all reports, studies, files or other materials in Sellers’ possession that pertain to the Property. Purchaser shall keep the Property free and clear of any liens arising out of any activities by or on behalf of Purchaser pursuant to its rights of inspection and access pursuant to this Section 3.2, and Purchaser will indemnify, defend and hold Sellers harmless from all claims and liabilities asserted against Sellers as a result of any such entry by Purchaser, its agents, employees or representatives. If any inspection or test disturbs the Property, Purchaser will, promptly and at its sole cost and expense, restore the Property to substantially the same condition as existed prior to any such inspection or test. Purchaser and its agents, employees, and representatives shall, subject to the conditions and limitations set forth above, have a continuing right of reasonable access to the Property during the term of this Agreement for the purpose of examining the Property and Purchaser shall have the right to conduct a “walk-through” of the Property prior to the Closing upon prior notice to Sellers. The obligations of the Purchaser pursuant to this paragraph shall survive the termination of this Agreement.

Notwithstanding the foregoing, Purchaser shall not undertake any “intrusive” environmental investigations (i.e., investigations involving boring or drilling upon the Property, soil testing or water or groundwater testing, or activities of a similar nature) without Sellers’ consent, such consent not to be unreasonably withheld based upon good cause as evidenced by a “Phase I” environmental site assessment prepared by a reputable, licensed, professional environmental consultant reasonably satisfactory to Sellers. If consent is granted, such testing or other activities shall be conducted only in accordance with procedures submitted in writing to Sellers and approved by Sellers in advance. Further, Purchaser shall not prior to the Closing contact any governmental agency or instrumentality to disclose or discuss any information regarding the Property without Sellers’ prior consent, such consent not to be unreasonably withheld. Purchaser shall notify Sellers in advance of any environmental investigations with respect to the Property and afford Sellers an opportunity to be present at the time of any such investigation. Prior to the Closing, Purchaser shall hold confidential all information it generates or receives with respect to the Property and shall not disclose same to any third party except on a reasonable “need to know” basis.

3.3 Delivery of Preliminary Documents. Within ten (10) days after the Effective Date (or prior to the later date hereinafter specified), Sellers shall deliver to Purchaser, at Sellers’ expense, all of the documents described in the remaining subsections of this Section 3.3 (collectively, the “Preliminary Documents”).

3.3.1 Environmental Reports. Copies of all environmental reports, studies or other documents in Sellers’ possession that include information regarding the environmental condition of the Property, including specifically those reports listed on Schedule 3.3.1 hereto.

3.3.2 Leases. Copies of all leases currently in effect regarding any portion of the Property.

3.3.3 Survey. At least sixty (60) days prior to the expiration of the Due Diligence Period, a current as-built survey of the Property prepared in accordance with American Land Title Association standards (the “Survey”) by a certified land surveyor acceptable to Purchaser, which survey shall be certified to Purchaser and the Title Company in the form of a certificate acceptable to the Title Company for the purpose of deleting any survey exception from the Title Policy. The Survey shall contain a flood plain certification.

3.3.4 Title Commitment. At least sixty (60) days prior to the expiration of the Due Diligence Period, a commitment for issuance of a TLTA form T-1 Owner’s policy of Title Insurance by the Title Company covering the Property in the amount of the Purchase Price (the “Title Commitment”), dated no earlier than the Effective Date of this Agreement, setting forth all encumbrances, easements, rights of way, encroachments, restrictions, and all other matters of record affecting the Property, together with a legible copy of each document (to the extent available), map and survey referred to in the Title Commitment.

3.4 Title Review. Purchaser shall have the right to approve or not to approve the Title Commitment and the Survey and any exceptions to title shown thereon in the exercise of Purchaser’s sole discretion, at any time during the period that ends thirty (30) days prior to expiration of the Due Diligence Period (the “Title Objection Date”). If Purchaser does not approve either the Title Commitment or the Survey, Purchaser shall have the right to either (a) terminate this Agreement by giving Sellers written notice of termination on or prior to the Title Objection Date, or (b) give Sellers a written notice on or prior to the Title Objection Date (“Title Objection Notice”) identifying the disapproved title matters (“Title Objections”). With respect to any Title Objections, Sellers shall notify Purchaser in writing (a “Title Objection Response”) within ten (10) days after Sellers’ receipt of the Title Objection Notice whether Sellers will cause the Title Objections to be removed or cured at or prior to Closing in a manner satisfactory to Purchaser. If Sellers fail to respond, it shall be deemed to have elected not to remove or cure any Title Objections. If Sellers are unable or unwilling to remove or cure all Title Objections, Purchaser shall have the right, at its option: (i) subject to satisfaction of the other conditions to Closing, to close the purchase of the Property and take title subject to the Title Objections that Sellers elect not to remove or cure; or (ii) to terminate this Agreement by sending Sellers written notice prior to the expiration of the Due Diligence Period. All title matters disclosed on the draft of the Title Commitment and/or Survey that exist as of the last day of the Due Diligence Period (except any which Sellers have expressly agreed to cure or remove) shall be referred to as “Permitted Title Matters.”

3.5 Approval/Disapproval of Due Diligence. Purchaser shall have the right to approve or not approve the results of its due diligence in the exercise of Purchaser’s sole subjective discretion, by written notice delivered to Sellers no later than the expiration of the Due Diligence Period. If Purchaser does not deliver to Sellers written notice advising that Purchaser has approved or not approved the results of its due diligence, Purchaser shall be deemed to have approved of such matters. If Purchaser shall for any reason (or no reason) not be satisfied with the results of its Due Diligence, this Agreement shall terminate upon Purchaser’s written notification to Sellers not later than the expiration of the Due Diligence Period, and if such written notice is not received prior to the expiration of the Due Diligence Period, Purchaser’s right to terminate this Agreement under this section shall be irrevocably waived.

3.6 Reimbursement for Special District. If Purchaser elects to terminate this Agreement within the Due Diligence Period and the Special District described in Section 4.1.4 is created as a result of the actions taken by or on behalf of Purchaser as contemplated by such Section (whether created prior to or after Purchaser’s termination of this Agreement), Sellers shall equally share with Purchaser the legal fees and other reasonable expenses incurred in connection with the creation of the Special District; provided, however, that the amount of such payment by Sellers shall not exceed $35,000. Such reimbursement shall be due and payable within ten (10) days after written request by Purchaser, which request shall be accompanied by copies of invoices or other appropriate documentation confirming the amount of Purchaser’s expenditures. In the event that Purchaser terminates this Agreement and the Special District created by Purchaser is used by a subsequent purchaser of the Property, Sellers shall reimburse Purchaser for all previously unreimbursed costs of the creation of the Special District; provided, however, that the amount of all such reimbursements by Seller shall not exceed a total of $50,000 (including any reimbursement payments previously made to Purchaser pursuant to this Section 3.6).

3.7 Service Contracts. Unless the Purchaser assumes such Service Contracts at Closing, Sellers shall terminate prior to or at Closing all Service Contracts, such as maintenance agreements, utility agreements, agreements for security services, fire protection and landscaping services, and other similar agreements for services affecting or relating to the Property (all such service contracts shall be referred to herein as the “Service Contracts”). Unless expressly assumed by Purchaser, all amounts due with respect to the Service Contracts shall be and remain the sole responsibility of Sellers.

3.8 Employees. Purchaser shall have no obligation following the Closing to employ or engage or to continue to employ or engage any individual or other party employed or engaged by Sellers in connection with the Property, and any and all amounts due any such person or other party shall be and shall remain the sole responsibility of Sellers.

ARTICLE 4

CONDITIONS PRECEDENT

4.1 Purchaser’s Conditions. Purchaser’s obligations to consummate the transaction contemplated by this Agreement are expressly subject to the fulfillment of each and all of the conditions set forth in this Section 4.1 on or before the Closing Date. Each condition may be waived in whole or in part by Purchaser by written notice to Sellers.

4.1.1 Performance of Covenants. Sellers shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Sellers prior to or at the Closing.

4.1.2 Representations and Warranties. The representations and warranties of Sellers set forth in ARTICLE 5 shall be true and accurate on the Closing Date, as if made on such date.

4.1.3 Delivery of Title Policy at Closing. The Title Company shall have delivered to Purchaser at Closing an Owner’s Policy of Title Insurance (the “Title Policy”), as of the date and time of the recording of the deed conveying the Property to Purchaser, in the amount of the Purchase Price, containing such endorsements as the Title Company may have committed to provide prior to the expiration of the Due Diligence Period, insuring Purchaser as owner of good and indefeasible fee simple title to the Property, and subject only to the Permitted Title Matters. Sellers shall execute at Closing an affidavit in customary and usual form as the Title Company shall reasonably require in order to issue the Title Policy without exception for unfiled mechanics’ and materialmen’s liens. The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly executed “marked up” Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked up” Title Commitment promptly after the Closing Date. The basic premium for the Title Policy shall be borne by Sellers.

4.1.4 Creation of Special District. A special legislative district encompassing all or substantially all of the Property consisting of one or more Tax Increment Reinvestment Zones (“TIRZs”), Municipal Utility Districts (“MUDs”) or similar public financing vehicles (cumulatively, the “Special District”) shall have been created on terms and conditions satisfactory to Purchaser for the purpose of providing financing for a portion of the infrastructure costs associated with the redevelopment of the Property, and both the City of Sugar Land, Texas (the “City”) and Fort Bend County, Texas shall have agreed to participate in such Special District.

4.1.5 Development Agreement. Purchaser and the City shall have entered into a Development Agreement satisfactory to Purchaser, in its sole discretion, setting forth certain agreements between Purchaser and the City regarding the development of the Property, including but not limited to TIRZ participation, zoning, master plan approval, City consent to the Special District and bond issuance and the City’s commitments to complete specified infrastructure improvements on or near the Property and otherwise to cooperate with Purchaser in connection with the development of the Property.

4.1.6 Purchase of Adjacent Site. Either Purchaser or an affiliated entity shall have closed its acquisition of the 640-acre tract of land adjacent to the Property currently owned by the State of Texas and commonly known as “Tract III.”

The conditions specified in Sections 4.1.4, 4.1.5 and 4.1.6 above are hereinafter referred to collectively as the “Public Financing and Development Conditions.”

4.2 Sellers’ Conditions. Sellers’ obligations to consummate the transaction contemplated by this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 4.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part by Sellers by written notice to Purchaser.

4.2.1 Performance of Covenants. Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing.

4.2.2 Representations and Warranties. The representations of Purchaser set forth in ARTICLE 6 shall be true and accurate on the Closing Date, as if made on such date.

ARTICLE 5

SELLERS’ REPRESENTATIONS AND WARRANTIES

5.1 Sellers’ Representations and Warranties. Sellers represent and warrant to Purchaser as follows:

5.1.1 Title to Property; Leases. Except as listed on Schedule 5.1.1, to Sellers’ knowledge, there are no unrecorded leases or other agreements, documents or instruments that affect title to the Property or that grant to any third party any right to possess, use or lease the Property or any portion thereof.

5.1.2 Organization and Authority. Each Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Each Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by each Seller at the Closing will be, duly authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of each Seller, enforceable in accordance with their terms.

5.1.3 Conflicts and Pending Actions. To Sellers’ knowledge, there is no agreement to which any Seller is a party or that is binding on any Seller that is in conflict with this Agreement. There is no action or proceeding pending or, to Sellers’ knowledge, threatened against any Seller that relates to the Property or which challenges or impairs Sellers’ ability to execute or perform its obligations under this Agreement.

5.1.4 Foreign Person. None of the Sellers are a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code.

5.1.5 Documents. To Sellers’ knowledge, the copies of the documents to be delivered to Purchaser pursuant to this Agreement will be correct and complete copies of such documents as of the date of delivery (but Sellers make no representation as to the accuracy of the content of any such documents prepared by third parties), and shall include (a) all service or maintenance contracts relating to the Property to which any Seller is a party, and (b) the environmental reports, studies or other documents referenced in Section 3.3.1.

5.1.6 Notices from Governmental Authorities. To Sellers’ knowledge, Sellers have not received from any governmental or regulatory authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Property, or any part thereof, that has not been corrected, except as may be reflected in the documents and information delivered by Sellers to Purchaser pursuant to Section 3.3.1.

5.1.7 Title to Personal Property. Sellers have and will convey to Purchaser good and marketable title to any Personal Property acquired by Purchaser pursuant to this Agreement, free and clear of all security interests, liens, encumbrances and rights of third parties.

5.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers that:

5.2.1 Organization and Authority. Purchaser has been duly organized as a limited partnership under the laws of the State of Delaware. Purchaser is validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in the State of Texas. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, duly authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms.

5.2.2 Conflicts and Pending Actions. There is no agreement to which Purchaser is a party or that, to the knowledge of Purchaser, is binding on it, which is in conflict with this Agreement. There is no action or proceeding pending or, to the knowledge of Purchaser threatened, against Purchaser which challenges or impairs the ability of Purchaser to execute or perform its obligations under this Agreement.

5.3 Survival of Representations and Warranties. The representations and warranties set forth in this ARTICLE 5 are made as of the date of this Agreement and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of twelve (12) months, except for the representations in Sections 5.1.2 and 5.2.1, which representations shall survive until expiration of any applicable statute of limitations and shall not otherwise be limited as to time (such survival period, the “Survival Period”). Any Sellers’ or Purchaser’s change in control, dissolution or other entity change caused by operation of law occurring post-Closing shall not constitue a violation under this paragraph. Terms such as “to Sellers’ knowledge,” “to the best of Sellers’ knowledge” or like phrases mean the actual present and conscious awareness or knowledge of William F. Schwer, Senior Vice President, Secretary, and General Counsel for Imperial Sugar Company and an authorized representative and officer of each of the other Sellers and Martha Martin, Corporate Environmental Director for Imperial Sugar Company. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (i) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, and (ii) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000.00. Sellers liability pursuant to this paragraph shall not exceed $1,000,000, unless such breach results from fraudulent activity by Sellers, as determined by a court of competent jurisdiction. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had actual knowledge as of Closing.

ARTICLE 6

PURCHASER’S RELEASE AND INDEMNITY

SUBJECT TO SELLERS’ COMPLIANCE WITH THE TERMS OF THIS AGREEMENT, IN THE EVENT OF CLOSING, PURCHASER AGREES TO RELEASE AND INDEMNIFY SELLERS FROM ALL CLAIMS, LIABILITIES AND COSTS AS A RESULT OF THE ENVIRONMENTAL CONDITION OF THE PROPERTY IN ACCORDANCE WITH THE ENVIRONMENTAL INDEMNITY ATTACHED AS EXHIBIT B HERETO (THE “ENVIRONMENTAL INDEMNITY”). In support of the Environmental Indemnity, an environmental insurance policy shall be acquired at Closing by Purchaser for the benefit of Purchaser and Sellers. Such policy shall be issued by an insurance company generally recognized in the industry as a reputable issuer of environmental insurance coverages, shall provide pollution legal liability insurance in a coverage amount of not less than Five Million Dollars ($5,000,000), and such policy shall be maintained in full force and effect for a period of not less than five (5) years following the Closing (the “Environmental Insurance”). The premium due with respect to the Environmental Insurance and all other costs of issuance shall be borne by Purchaser and shall be fully paid at Closing. A copy of the policy evidencing the Environmental Insurance shall be delivered by Purchaser to Sellers following the Closing promptly after receipt by Purchaser of such policy from the issuer thereof. Sellers agree to cooperate with the reasonable requests of Purchaser and any carrier of the Environmental Insurance in any matter relating to any claim under such policy provided Sellers do not incur material cost or liability in connection therewith.

ARTICLE 7

DISCLAIMERS, RELEASE AND INDEMNITY

7.1 Disclaimers by Sellers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLERS HAVE NOT AT ANY TIME MADE AND IS NOT NOW MAKING, AND IT SPECIFICALLY DISCLAIMS, ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO (I) MATTERS OF TITLE, (II) ENVIRONMENTAL MATTERS RELATING TO THE PROPERTY OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS (AS DEFINED IN THE ENVIRONMENTAL INDEMNITY ATTACHED HERETO) IN, ON, UNDER OR IN THE VICINITY OF THE PROPERTY, (III) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER, AND GEOLOGIC FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE FAULTING, (IV) WHETHER, AND TO THE EXTENT TO WHICH THE PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, WETLANDS, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (V) DRAINAGE, (VI) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (VII) THE PRESENCE OF ENDANGERED SPECIES OR ANY ENVIRONMENTALLY SENSITIVE OR PROTECTED AREAS, (VIII) ZONING OR BUILDING ENTITLEMENTS TO WHICH THE PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (IX) THE AVAILABILITY OF ANY UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (X) USAGES OF ADJOINING PROPERTY, (XI) ACCESS TO THE PROPERTY OR ANY PORTION THEREOF, (XII) THE VALUE, COMPLIANCE WITH THE PLANS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTION, SUITABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF, (XIII) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS, (XIV) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, SURFACE IMPOUNDMENTS, OR LANDFILLS, (XV) THE MERCHANTABILITY OF THE PROPERTY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (XVI) TAX CONSEQUENCES, OR (XVII) ANY OTHER MATTER OR THING WITH RESPECT TO THE PROPERTY.

7.2 Sale “As Is, Where Is.” PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLERS SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT AND ANY DOCUMENT EXECUTED BY SELLERS AND DELIVERED TO PURCHASER AT CLOSING. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLERS HAVE NOT MADE AND IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLERS OR ANY REAL ESTATE BROKER, AGENT OR THIRD PARTY REPRESENTING OR PURPORTING TO REPRESENT SELLERS, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE PROPERTY AND SHALL MAKE AN INDEPENDENT VERIFICATION OF THE ACCURACY OF ANY DOCUMENTS AND INFORMATION PROVIDED BY SELLERS. PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMS NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME. BY FAILING TO TERMINATE THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER ACKNOWLEDGES THAT SELLERS HAVE AFFORDED PURCHASER A FULL OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMED NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NON-EXISTENCE OF CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS OR THEIR AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL OR CONSTRUCTION DEFECTS OR ADVERSE ENVIRONMENTAL, HEALTH OR SAFETY CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS.

7.3 Survival. The terms and conditions of this ARTICLE 7 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Sellers would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 8

SELLERS’ PRE-CLOSING COVENANTS

Sellers shall comply with the covenants contained in this ARTICLE 8 from the Effective Date through the Closing Date unless Purchaser consents otherwise in writing. Purchaser may grant or withhold any such consent requested by Sellers in Purchaser’s sole discretion.

8.1 New Contracts; Rezoning . Sellers shall not, without Purchaser’s written approval or its written request pursuant to Section 8.6 below, (i) enter into any agreement of any type affecting the Property that would be binding upon the Purchaser following the Closing Date or in any way limit Purchaser’s options regarding development and use of the Property, or (ii) undertake to obtain or consent to any rezoning of the Property.

8.2 Insurance. Sellers shall maintain or cause to be maintained in full force and effect casualty and commercial general liability insurance with respect to the Property consistent with Sellers’ past practices.

8.3 No Transfers. Sellers shall not sell, lease, encumber or otherwise transfer any interest in all or any portion of the Property, or agree to do so.

8.4 No New Construction; No Demolition. Sellers will not cause or permit the construction of any new structures or improvements upon the Land, and Sellers will not take action to demolish any of the Improvements existing as of the Effective Date, except as agreed to in writing by all the parties, which agreement shall not be unreasonably denied.

8.5 Removal of Equipment and Certain Personal Property. Prior to Closing, Sellers shall have the right, but not the obligation, to remove (i) any equipment and other personal property (other than the “Imperial Sugar” signs) from the structure on the Property known as the “Char House” and (ii) any property containing the tradenames, logos, or trademarks used by Imperial Sugar, including but not limited to the Imperial Sugar crown or any likeness thereof, even in the event such property is attached to a building on the Property, but notwithstanding the foregoing, Seller shall not remove the Imperial Sugar signs or logo from the outside of the Char House or water tower. Such removal shall be at Sellers’ expense and Sellers shall promptly repair, on terms reasonably satisfactory to Purchaser, any structural or other damage to the “Char House” caused by or in connection with the removal of such personal property. Notwithstanding the foregoing, Sellers acknowledge that Purchaser may wish to enter into negotiations with Sellers for the reasonable use of certain tradenames, logos, or trademarks used by Imperial Sugar, including but not limited to the Imperial Sugar crown and the “Imperial Sugar” sign located on the “Char House”.

8.6 Cooperation Regarding Special District. Sellers, at Purchaser’s expense, shall generally cooperate as reasonably requested by Purchaser in connection with Purchaser’s efforts to have the Special District created. Without limiting the generality of the foregoing, Sellers, at Purchaser’s expense, shall execute such petitions, consents and other documents and instruments relating to the creation of the Special District as Purchaser may reasonably request and, if requested by Purchaser, Sellers shall cause its appropriate representatives to meet with or appear before city, county and/or state officials or legislative or administrative bodies for the purpose of providing support for the creation of the Special District.

ARTICLE 9

CLOSING

9.1 Closing Date.

9.1.1 Scheduled Closing Date. Provided that Purchaser does not terminate this Agreement within the Due Diligence Period and that all conditions set forth in ARTICLE 4 have been either satisfied or waived, the parties shall close the transaction provided for herein (the “Closing”) on a date designated by Purchaser, on at least ten (10) days’ notice to Sellers, that is not more than one year after the Effective Date, or on such other date as the parties may mutually agree upon in writing (the “Closing Date”); provided, however, that unless Sellers shall otherwise agree in writing, and provided that all other conditions to Purchaser’s obligations hereunder have been met, the Closing shall occur within thirty (30) days after the Public Financing and Development Conditions have been satisfied. Should Closing not occur within one year of the Effective Date, this Agreement shall automatically terminate and the rights of the parties shall be governed by Section 9.5 and otherwise as expressly provided herein.

9.1.2 Extended Closing Date. Notwithstanding the provisions of Section 9.1.1 hereof, or any other provision of this Agreement to the contrary, Purchaser, at its election and in its sole discretion, may extend the Closing Date to a date subsequent to one year from the Effective Date on the following terms and conditions:

(i) Each such extension shall be for a period of thirty (30) days, and Purchaser shall provide written notice to Sellers of each such extension prior to the latest Closing Date permitted under this Agreement at the time such notice of extension is given. Any such extension of the Closing Date shall constitute an irrevocable waiver by Purchaser of the Public Financing and Development Conditions.

(ii) Within two (2) business days after each such extension of the Closing Date, Purchaser shall deposit an additional $100,000 with the Title Company, which amount shall become part of the Deposit and shall be applied and disbursed as provided in Sections 2.2 and 9.5 hereof.

(iii) Purchaser may extend the Closing Date pursuant to this Section 9.1.2 for up to twelve (12) periods of thirty (30) days each, such that the Closing may be extended for up to 360 days from the date that is one year from the Effective Date, provided that the Deposit is increased by $100,000 for each and every such extension, as provided in Section 9.1.2(i) above.

9.2 Sellers’ Deposit of Documents. On or before the Closing, Sellers shall deposit into escrow with the Title Company (or shall authorize the Title Company to retain from the Purchase Price for disbursement to the proper party) the following:

9.2.1 A duly executed and acknowledged special warranty deed (in a form reasonably acceptable to Purchaser) conveying the Property to Purchaser subject only to the Permitted Title Matters (“Deed”);

9.2.2 A duly executed Bill of Sale with respect to the Personal Property, if any, acquired by Purchaser hereunder;

9.2.3 A duly executed quitclaim instrument assigning to Purchaser all of Sellers’ interest (a) in the Plans, (b) in all warranties of which Sellers are the beneficiaries with respect to the Property, and (c) all governmental permits and licenses pertaining to the ownership or occupancy of the Property (the “General Assignment”);

9.2.4 A certificate executed by Sellers stating that all representations and warranties made by Sellers pursuant to this Agreement are true and correct as of the Closing Date (“Sellers’ Certificate”);

9.2.5 The basic premium for the Title Policy, the cost of the survey, recording fees, transfer taxes and fees, escrow fees, sales tax and any other costs of Closing customarily paid by sellers of real property in the state of Texas and in the county in which the Property is located, plus or minus prorations as provided in Section 9.6; provided that, subject to Section 11.9, Purchaser and Sellers shall bear their own attorneys’ fees and costs in connection with the negotiation and preparation of this Agreement and the transactions completed by this Agreement;

9.2.6 Each Seller’s Non-Foreign Certification; and

9.2.7 Such additional documents as may be required by the Title Company or that are reasonably necessary or desirable for conveyance of the Property and completion of the Closing in accordance with this Agreement.

9.3 Title Policy. At Closing, and as a condition to Purchaser’s obligation to close, the requirements of Section 4.1.3 with respect to the Title Policy shall be met.

9.4 Purchaser’s Deposit of Documents and Funds. Purchaser shall deposit into escrow with the Title Company:

9.4.1 The Purchase Price in accordance with the provisions of ARTICLE 2, the cost for any endorsements to the Title Policy desired by Purchaser, and any costs of

Closing customarily paid by purchasers of real property in the state of Texas and the county in which the Property is located, plus or minus prorations as provided in Section 9.6, by wire transfer of federal funds to the Title Company, on or before the Closing Date;

9.4.2 The duly executed Environmental Indemnity;

9.4.3 Such additional documents as may be required by the Title Company or that are reasonably necessary or desirable for conveyance of the Property and completion of the Closing in accordance with this Agreement; and

9.4.4 The Environmental Insurance policy or a binder evidencing such insurance and evidence of payment of the premium therefor with original policy to follow.

9.5 Default, Termination and Remedies.

9.5.1 Purchaser’s Termination. This Agreement shall automatically terminate without further notice or action by Purchaser upon the occurrence of any of the following events, provided that a Purchaser’s Default (as defined below) has not theretofore occurred and remains uncured: (a) any condition to Closing contained in Section 4.1 has not been satisfied or waived by Purchaser in writing as of the Closing Date, or (b) Purchaser’s exercise of its right to terminate this Agreement pursuant to Section 3.4 (Title Review), Section 3.5 (Approval/ Disapproval of Due Diligence), or ARTICLE 10 (Damage, Destruction and Condemnation) within the time periods established by such Sections. “Purchaser’s Default” shall mean a material default by Purchaser in the performance of its obligations under this Agreement that has not been cured within five (5) business days after Purchaser’s receipt of written notice from Sellers specifying in reasonable detail the nature of the alleged default by Purchaser. A Purchaser’s Default shall specifically include a failure by Purchaser to consummate the Closing within one year of the Effective Date (or such earlier or later date for the Closing as may be provided by Section 9.1), provided that this Agreement has not been properly terminated by Purchaser because of occurrence of any one or more of the events described in the foregoing clauses (a) and (b) of this Section 9.5.1; provided, however, that the Public Financing and Development Conditions shall be deemed irrevocably waived if Purchaser shall elect to extend the date for the Closing as provided in Section 9.1.2.

9.5.2 Sellers’ Termination. Provided that a Sellers’ Default has not theretofore occurred and remains uncured, this Agreement shall automatically terminate without further notice or action by Sellers if any condition to Closing contained in Section 4.2 has not been satisfied or waived by Sellers in writing by the Closing Date. “Sellers’ Default” shall mean a material default by Sellers in the performance of its obligations under this Agreement that has not been cured within five (5) business days after Sellers’ receipt of written notice from Purchaser specifying in reasonable detail the nature of the alleged default by Sellers.

9.5.3 Remedies. If a Seller breaches this Agreement, Purchaser shall be entitled to pursue all rights and remedies available under this Agreement, at law and/or in equity; provided, however, that if the transaction provided for herein shall fail to close because of such Seller’s Default, Purchaser, as its sole and exclusive remedy, may either (a) seek the remedy of specific performance, which Sellers hereby acknowledge to be an appropriate remedy in the event of a Seller’s Default, or (b) assert a claim against Sellers for Purchaser’s actual out-of-pocket expenses incurred in connection with this Agreement, creation of the Special District and the other transactions contemplated hereby, in an aggregate amount of up to but in no event exceeding $100,000, in addition to Purchaser’s remedy regarding expenses it incurs relating to the Special District, as set forth in Section 3.6, Purchaser hereby waiving its right to any claim for damages in excess of such amount. If Purchaser breaches this Agreement, Sellers shall be entitled to pursue all rights and remedies provided for under this Agreement, subject to the limitations set forth in Section 9.5.4 below; provided, however, that Sellers shall not be entitled to pursue the remedy of specific performance. A breach of this Agreement by one Seller shall constitute a breach hereof by all of the Sellers.

9.5.4 Liquidated Damages. If a Purchaser’s Default occurs and the Closing fails to occur by reason of such Purchaser’s Default, Sellers shall thereupon be released from their obligations hereunder. Purchaser and Sellers agree that based upon the circumstances now existing, known or unknown, it would be impractical or extremely difficult to establish Sellers’ damages by reason of a Purchaser’s Default. Accordingly, Purchaser and Sellers agree that it would be reasonable at such time to award Sellers liquidated damages in such event equal to the amount of the Deposit and all interest which has accrued thereon less any of the Title Company’s charges. If a Purchaser’s Default shall occur hereunder, the Title Company shall disburse the Deposit to Sellers within five (5) days following Sellers’ demand therefor.

Sellers and Purchaser acknowledge and agree that the foregoing liquidated damages provision is reasonable and shall be Sellers’ sole and exclusive remedy in lieu of any other relief, right or remedy, at law or in equity, to which Sellers might otherwise be entitled by reason of a Purchaser’s Default.

If the Closing fails to occur for any reason other than a Purchaser’s Default under this Agreement, the Title Company shall disburse to Purchaser the Deposit, plus the accrued interest thereon, less the Independent Consideration and Purchaser’s share of cancellation charges due the Title Company.

9.6 Prorations. Except as otherwise provided herein, all receipts, disbursements, income and expenses of the Property will be prorated as of 11:59 p.m. on the day immediately preceding the Closing Date. If following the Closing either party discovers an error in the prorations statement, it shall notify the other party and the parties shall promptly make any adjustment required.

9.6.1 Property Taxes. All real and personal property ad valorem taxes and special assessments, if any, whether payable in installments or not, shall be prorated as of the Closing Date, based on the latest available tax rate and assessed valuation. If the amount of any installment of real property taxes is not known as of the Closing Date, then a proration shall be made by the parties based on a reasonable estimate of the real property taxes applicable to the Property and the parties shall adjust the proration when the actual amount becomes known upon the written request of either party made to the other.

9.6.2 Utility Charges. All utility charges shall be prorated as of the Closing Date and Sellers shall attempt to obtain a final billing therefor. All utility security deposits, if any, shall be retained by Sellers.

9.6.3 Possession. Sellers shall deliver exclusive right of possession of the Property to Purchaser on the Closing Date, subject to the Permitted Title Matters.

ARTICLE 10

DAMAGE, DESTRUCTION AND CONDEMNATION

Sellers shall promptly notify Purchaser in writing of any damage to the Property and of any taking or threatened taking of all or any portion of the Property. Within a reasonable period of time after receipt of such notice, Purchaser and Sellers shall jointly determine whether a material part of the Property has been damaged or whether such taking or threatened taking has affected or will affect a material part of the Property. As used herein, (a) the destruction of a “material part” of the Property shall be deemed to mean an insured or uninsured casualty to the Property having an estimated cost of repair which in the reasonable judgment of Purchaser and Sellers equals or exceeds Five Hundred Thousand Dollars ($500,000); and (b) a taking by eminent domain of a portion of the Property shall be deemed to affect a “material part” of the Property if in the reasonable judgment of Purchaser and Sellers the estimated value of the portion of the Property taken exceeds Five Hundred Thousand Dollars ($500,000). Purchaser may elect, by written notice delivered to Sellers within twenty (20) days after giving Sellers notice of such determination, to terminate this Agreement in accordance with Section 9.5.1 if a material part of the Property has been damaged or if such taking has affected or will affect a material part of the Property. If Purchaser does not so terminate, (i) in the case of damage to a material part of the Property, Sellers shall assign to Purchaser at the Closing its right to recover under any insurance policies covering such damage and shall pay Purchaser at the Closing the amount of the deductible under such policies, if any.

In the case of a threatened or actual taking of a material part of the Property, Sellers shall assign to Purchaser at the Closing Sellers’ entire right, title and interest in the proceeds thereof. If between the Effective Date and the Closing Date the Property suffers damage that is not material, Sellers shall, at their option, repair such damage at its expense prior to the Closing or take a reduction in purchase price equal to the value of the damage to the Property. However, if the damage is to a building on the Property, such damage shall not be considered material or require compensation or remediation by the Sellers unless the building is the “Char House”. The Closing Date shall be extended as necessary to permit Purchaser to exercise its right under this ARTICLE 10.

Purchaser and Sellers hereby acknowledge and agree that the Uniform Vendor and Purchaser Risk Act (for purposes of this Article 10 only, the “Act”), codified at §5.007 of the Texas Property Code, shall not apply to this Agreement, and that any and all rights created under the Act are hereby waived by Sellers and Purchaser and any and all provisions in the Act shall not be binding upon either Sellers or Purchaser. The provision of this Article 10 are agreed to in lieu of the application of any of the provisions of the Act.

ARTICLE 11

GENERAL

11.1 Notices. All notices, demands, approvals, and other communications provided for in this Agreement shall be in writing and shall be effective when sent to the recipient’s address set forth below upon the earlier of (a) when personally delivered to the recipient; (b) the third business day following deposit in the United States mail, postage prepaid, by registered or certified United States mail, return receipt requested; or (c) one business day after deposit with a recognized overnight courier or delivery service; or (d) on the business day of transmission when sent on a business day by telecopy with transmission confirmed. If the date on which any notice to be given hereunder falls on a Saturday, Sunday or legal holiday, then such date shall automatically be extended to the next business day.

The addresses for notice are:

SELLERS:	Imperial Sugar Company and
Imperial Sweetener Distributors, Inc.,
Fort Bend Utilities, and
Imperial-Savannah LP
c/o Imperial Sugar Company
8016 Highway 90-A
Sugar Land, Texas 77478
Attn: William F. Schwer
Fax: (281) 490-9881

PURCHASER:	Cherokee Sugar Land, L.P.
106 East 6th Street, Suite 900
Austin, Texas 78701
Attn: Kyndel W. Bennett
Fax: (512) 322-5301

with a copy to:	Cherokee Investment Partners, LLC
702 Oberlin Road, Suite 150
Raleigh, North Carolina 27605
Attn: Managing Director

with a copy to:	Will C. Perry
W.C. Perry Land Development, LP
One Sugar Creek Center Blvd. Suite 620

Sugar Land, TX 77478
Telephone: (281) 313-7000
Fax: (281) 313-7001

with a copy to:	Thomas C. Watkins, Esq.
Schell Bray Aycock Abel & Livingston P.L.L.C.
230 North Elm Street, Suite 1500
Greensboro, North Carolina 27401
Telephone: (336) 370-8800
Fax: (336) 370-8830

Either party may change its address by written notice to the other given in the manner set forth above.

11.2 Entire Agreement. This Agreement and the Exhibits and Annexes hereto contain the entire agreement and understanding between Purchaser and Sellers concerning the subject matter of this Agreement and supersede all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Purchaser or Sellers concerning the Property or the other matters which are the subject of this Agreement. This Agreement has been drafted through a joint effort of the parties and, therefore, shall not be construed in favor of or against either of the parties.

11.3 Amendments and Waivers. No addition to or modification of this Agreement shall be effective unless set forth in writing and signed by the party against whom the addition or modification is sought to be enforced. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made in writing and signed by the waiving party.

11.4 Invalidity of Provision. If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement.

11.5 References. The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted without reference to any headings. All references are to calendar days. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed in Texas.

11.7 Confidentiality and Publicity. Purchaser agrees that the documents and information that it receives with respect to the transaction contemplated by this Agreement will be used solely for the purpose of evaluating the transaction and for no other purpose. As a result, Purchaser agrees to keep all documents and information that it obtains as a result of its Due

Diligence (the “Information”) strictly confidential and it shall not disclose any of the Information to any third party; provided however, that any portion of the Information may be disclosed to (a) “Related Parties” who, in Purchaser’s reasonable judgment, need to know the Information to evaluate the Property and the transaction contemplated by this Agreement and (b) any persons when required in writing by any governmental authority or by subpoena or court order provided Purchaser gives Sellers prompt notice of any request to disclose Information so that Sellers may object to the request and/or seek an appropriate protective order. Purchaser shall inform any Related Parties of the confidential nature of the Information and shall direct them to treat the Information with strict confidence. The term “Related Parties” means, with respect to Purchaser, its directors, officers, partners, members, managers, employees, brokers, insurance agents, outside legal counsel, accounting firms, parties contracted with for the review and evaluation of the Property and prospective lenders. Notwithstanding the foregoing, Purchaser shall be responsible for the breach of the terms of this Section 11.7 by reason of any act or omission of any Related Parties or any other party that may have obtained access to the Information by, through or under Purchaser or any Related Parties in violation of this Section. The parties shall consult with each other prior to issuing any press release or making any public announcement with respect to this Agreement or the transaction contemplated herein (including the financial terms hereunder), and shall not issue any such press release or public announcement prior to such consultation or to which the other party shall reasonably object, except as may be required by law or judicial process. These confidentiality obligations shall not apply to any information that is in the public domain through no breach by a party hereto of its obligations hereunder.

11.8 Time. Time is of the essence in the performance of the parties’ respective obligations under this Agreement.

11.9 Attorneys’ Fees. In the event of any legal proceeding arising out of or relating to this Agreement or any breach hereof, the prevailing party in such proceeding shall be entitled to recover its reasonable costs and expenses in connection therewith, including, without limitation reasonable attorneys’ fees.

11.10 Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither party shall have the right to assign all or any portion of its interest in this Agreement without the other party’s prior written consent.

11.11 Further Assurances. The parties agree to take such further actions and execute and deliver such additional documents as may be reasonable or appropriate to carry out the terms of this Agreement.

11.12 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective permitted successors and assigns.

11.13 Remedies Cumulative. Except as expressly set forth herein, the remedies set forth in this Agreement are cumulative and not exclusive to any other legal or equitable remedy available to a party.

11.14 Commissions, Indemnity. Sellers shall be responsible for all brokerage or finder’s fees and commissions, if any, arising from or relating to the transactions contemplated by this Agreement. Sellers hereby indemnify and agree to protect, defend and hold the Purchaser harmless from and against all liability, cost, damage or expense (including without limitation attorneys’ fees and costs incurred in connection therewith) on account of any brokerage commission or finder’s fee that Sellers have agreed to pay or that is claimed to be due as a result of the actions of the Sellers.

11.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No single signature page hereto need contain the signatures of all parties to this Agreement, provided that one or more signature pages collectively contain the signatures of all parties. Signature by facsimile or other electronic means shall have the force and effect of original execution.

[Signature Page Follows]

Signature Page of

Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement, and it is effective, as of the Effective Date.

PURCHASER:

CHEROKEE SUGAR LAND, L.P.

By:	Verturo Sugar Land, L.P.
General Partner

	By:	Verturo Sugar Land GP, LLC
General Partner

By:
Kyndel Bennett, Manager

By:	W. C. Perry Land Development, L.P.
General Partner

	By:	W. C. Perry Land Development, LLC
General Partner

By:
Will C. Perry, Manager

SELLERS:

IMPERIAL SUGAR COMPANY

H.P. Mechler, Vice President
and Chief Financial Officer

IMPERIAL SWEETENER DISTRIBUTORS, INC.

H.P. Mechler, Vice President

FORT BEND UTILITIES

H.P. Mechler, Vice President

IMPERIAL-SAVANNAH LP

By:	Savannah Molasses and Specialties Company
Its:	General Partner

H.P. Mechler, Vice President

SCHEDULE 3.3.1

ENVIRONMENTAL REPORTS

SCHEDULE 5.1.1

LEASES

NONE

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT B

ENVIRONMENTAL INDEMNITY

ANNEX A

ESCROW AGREEMENT

ANNEX B

ENTRY AGREEMENT